 Exhibit 10.3

Employment Agreement with CEO

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THIS EMPLOYMENT AGREEMENT (hereinafter called the "Agreement") is made as of the 02 February 2023 by and between Thoughtful Media Group Thailand a corporation duly organized and existing under the laws of the Kingdom of Thailand, having its registered office located at No. 1553, 3 Fl., Room 301,309, Summer Point, Sukhumvit, Phra Khanong Nuea, Wattana, Bangkok 10110 in Thailand, (hereinafter called the "Company") and Mr. Kriangkrai Chaimongkol, an individual residing at Bangkok (hereinafter called the "Employee").

IT IS HEREBY AGREED as follows:

1. Assent to Employment

The Company hereby agrees to employ the Employee under the terms of this Agreement and the Employee hereby agrees to be so employed by the Company, working day start on the April 17th, 2023, until the Agreement is terminated (herein after called the "Employment Period").

2. Duties of Employee

2.1. It is understood and agreed to by the Employee that the Company reserves the right to unilaterally define or redefine his/her job title, role, responsibilities, assignments, duties, and reporting relationships at any time and from time to time. The Employee's initial job title will be Managing Director, the Employee will report directly to Society Pass Inc CEO and Thoughtful Media Inc Board of Directors.

2.2. The Employee shall perform diligently and conscientiously those duties as are rendered by and required of his/her role and responsibility and as the Company may reasonably require.

2.3. The Employee acknowledges and agrees that the effective performance of his/her duties requires the highest level of integrity and the Company's complete confidence in his/her relationship with other employees and consultants of the Company and with all persons dealt with by him/her in the course of his/her employment.

2.4. The Employee shall perform his/her services, duties, and assignments to the best of his/her ability and to the satisfaction of the Company. The Employee shall devote substantially all of his/her time, attention, energies, and abilities to the business of the Company.

2.5. In carrying out his/her duties and responsibilities, the Employee shall comply with all lawful and reasonable instructions and orders as may be given by the Company.

2.6. In addition to the provisions of this Agreement, the Employee shall strictly comply with the Company's work regulations and policy directions for performing work.

2.7. Please see the job description on Appendix attached.

3. Place of Work

The Employee's place of work shall be the Company's offices, but the Company reserves the right to change the place of work to any other location whether on a temporary or a permanent basis. The Company shall inform the Employee of any such change at least one (1) month in advance. The Company may require the Employee to travel anywhere in the performance of his/her duties, and shall reimburse the Employee for any expenses duly incurred in connection with such travel.

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4. Normal Hours of Work

The Employee's normal hours of work shall be according to the Company's work regulations but not less than 40 working hours per week.

5. Remuneration

The Company initially shall pay the employee a monthly salary to 250,000.00 THB (Two Hundred Fifty Thousand Thai Baht) per month which is subject to deductions or contributions as maybe required by law. After passing probation, can earn US$1K shares per month to be distributed quarterly.

KPls: You are required to generate additional US$1.75M per annum (pro-rated) and ensure delivery of US$3.25M current base for total annual target of US$5M for TMG.

Bonus: Entitled to bonus of cash/ shares if you exceed US$5M in top line revenue (billing). Approximately US$895K gross profit which is 18% of US$5M for TMG.

6. Fringe Benefits

Entitlement to public holidays and all types of leave shall be according to the Company Rules & Regulations.

7. Decorum

Employee shall observe and comply with all company rules and regulations written or otherwise. Employee shall devote his entire working time to the Employer and shall have no direct or indirect interest in any firm, or entity whether for profit or not, directly in competition with or offering the same services as Employer nor shall Employee take any interest that is conflicting or inimical to the Employer.

8. Employee's Representations and Warranties

a. Employer shall rely on the representations that the Employee has made during the recruitment process including the personal details on the Employee's application form and any interviews that may have been conducted. The Employee acknowledges that the Employer shall be entitled to rely on these representations as being true and correct.

b. Employee represents that he/she shall observe all pertinent laws, ordinances, implementing rules, and regulations concerning the Employee's work, as well as all of the Employer's policies and procedures.

c. Employee represents and warrants that he/she is not subject to any employment, non-competition, or non-solicitation contracts, which shall prohibit or limit the Employee's employment with the Employer.

d. If the Employee has any confidential or non-public information by prior employment, the Employee further represents and warrants that he/she shall not and has not engaged in any activity that is inconsistent with the rights of such prior employer, which could subject the Employer or its other members to any liability.

e. The Employee shall undertake to indemnify the Employer, its directors, and employees, for damages and attorney's fees among others, for any liability incurred or suffered by the Employer due to the Employee's breach of this Section and any such obligations on confidentiality under the law.

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9. Duty Of Loyalty

a. Employee shall devote his/her full time and energy to the Employer's business and shall not engage in any other business with any other company, corporation, or entity for the duration of the Contract. The Employee shall be required to observe all pertinent laws, ordinances, and implementing rules and regulations concerning his/her work. In addition, the Employee shall be required to follow the Employer's policies and procedures, whether verbal or written.

b. Employee shall be required to disclose to the Employer any position which the Employee is currently holding or which the Employee intends to hold with another company or entity. The Employer shall have the right to prohibit the Employee from accepting any other position in any other company, corporation, or entity during the duration of this Contract.

c. Employee shall not use any confidential and proprietary information, which the Employee may have learned in the performance of his/her duties, for personal gain or other purposes. Any direct or indirect financial interest, including joint ventures in or with a supplier, vendor, customer, or prospective customer, without the disclosure and written approval from the Employer is strictly prohibited and constitutes a just cause for dismissal.

10. Covenants of Employee Confidentiality

10.1. The Employee acknowledges that in the course of employment under this Agreement he/she will have access to and be entrusted with information in respect of the business and financing of the Company and its dealings, transactions, and affairs, and likewise in relation to its affiliated companies, all or some of which information is or may be confidential.

10.2. The Employee shall not, except in the proper course of his/her duties during the period of his/her employment under this Agreement, divulge to any third party whatsoever or otherwise make use of any confidential information, and shall use his/her best endeavors to prevent the publication or disclosure of any confidential information.

10.3. All notes, memoranda, books, and records (in whatever medium) containing any confidential information will at all times be and remain the exclusive property of the Company and on request shall be surrendered up to the Company.

No Other Engagement

10.4. The Employee shall not accept or undertake any other external employment or engagement (whether as an employee, (consultant, director, or otherwise) whilst an employee of the Company unless the Company has granted its prior approval in writing.

Non-Competition

10.5. The Employee hereby acknowledges and agrees that his/her employment by the Company is intended to be a full-time and exclusive engagement and commitment. Accordingly, the Employee hereby agrees that he/she will not, either directly or indirectly provide consultant services or be engaged, employed or interested in any other business or activity which competes with or may compete with the business of the Company and/or that of any of its affiliates during the time he/she works with the company and during 12 months after the end of employment contract.

Intellectual Property

10.6. The Employee acknowledges the criticality of intellectual property and intellectual property rights for the Company and its affiliates. Accordingly, he/she hereby acknowledges and agrees that any and all intellectual property invented, devised,o r developed by him/her in the course of his/her employment by the Company will be the property and entitlement of the Company.

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10.7. The Employee will promptly make a full and true disclosure of any and all intellectual property coming within Clause 10.9 to the Company and will co-operate with the Company to ensure that property rights and entitlement therein are fully and effectively vested in the Company or as it may otherwise direct.

10.8 Intellectual property will be deemed to have been invented, devised, or developed by the Employee in the course of his/her employment by the Company, notwithstanding that the Employee may have invented, devised, or developed the same outside of normal office hours, if such intellectual property is of relevance to any aspect of the business of the Company or any of its affiliates or relates in any way to work performed or to be performed for any customer or prospective customer of the Company or of any of its affiliates.

10.9. For the purposes of this Agreement, the expression "intellectual property" includes any and all intellectual property attaching to or otherwise of relevance to the business of the Company or any of its affiliates from time to time, including, without limitation, any and all copyright and materials capable of being claimed as copyright, any and all know how and technical information (whether or not secret or confidential and whether or not capable of patent or some other intellectual property protection), any and all trade secrets and confidential information, any all registered designs or right to apply for same, any and all trademarks or right to apply for same, and any and all patents or petty patents (or similar or comparable forms of protection) or right to apply for same.

11. Non-Disclosure

Employee acknowledges and confirms that this Contract must remain confidential. Except as may be legally required by the competent authority, or applicable statutes, the Parties hereto shall not make any unauthorized disclosures of the terms and conditions embodied in this Contract.

12. Termination

12.1 The Employee may terminate this Agreement at any time by submitting his/her resignation letter to the Company one (1) month in advance, to take effect one (1) month from the date of giving the resignation letter. Notwithstanding the effective date of the resignation, the Company may at its discretion dispense with the services of the Employee as from the date of submission of the resignation letter.

12.2. The Company shall have the right to terminate this Agreement if the Company finds that the Employee has become unable to satisfactorily perform his/her duties. Any disability which continues without interruption for two (2) consecutive months shall be deemed to be such a case unless, in the written medical opinion of the physician primarily responsible for the medical treatment of the Employee, the Employee will be able to resume performing his/her regular full-time duties within a period of three (3) months from the date on which the disability commenced.

12.3. The Company has the right to terminate this Agreement by giving notice to the Contractor one (1) month in advance if there's change in business requirement or Company finds that the Contractor has performance issues without any severance pay, compensation for termination.

12.4. This Agreement may be immediately terminated by the Company without prior notice and without the need to pay any compensation if:

• the Employee has been guilty of dishonesty in the course of the performance of his/her duties as an employee;

• the Employee commits a serious criminal offence punishable by imprisonment;

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• the Employee intentionally causes loss or damage to the Company or to its customers, suppliers, or others with whom it may have dealings;

• the Employee violates work regulations or rules or lawful and reasonable orders of the Company, for which a warning notice has been given by the Company, and the Employee repeats the violation within one year from the date the Employee has received the notice, except that in any instance of gross misconduct the Company is not required to give such notice;

• the Employee neglects his/her work for three consecutive working days without reasonable cause;

• the Employee has through his/her negligence caused material loss or damage to the Company or to its customers, suppliers, or others with whom it may have dealings.

13. Changes to Terms of Employment

The Company reserves the right to make reasonable changes to any of the Employee's terms and conditions of employment and will notify the Employee in writing of such changes at the earliest opportunity within one (1) month before such changes have taken effect. Such changes will be deemed to be accepted by the Employee unless the Employee notifies the Company in writing of any objection within one (1) week after being notified of such changes by the Company.

14. Other Provisions Severability

14.1. If any sentence, paragraph, or clause of this Agreement or any combination thereof is in violation of the law, such sentence, paragraph, clause, or combination thereof alone shall be void, and the remainder of this Agreement shall operate and be construed as remaining binding upon the parties hereto. The headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.

Waiver of Breach

14.2. The waiver by either party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that same or any other provision.

Governing Law

14.3. This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Thailand.

Amendments

14.4. This Agreement may not be changed orally, but only with an instrument in writing signed by the parties to this Agreement.

15. Data Protection

The Company will hold and process your data following the Company's data protection policies and guidelines. Where consent is required for any processing of personal data, you agree that the Company may hold and process personal data (including sensitive personal data) provided by you (and where appropriate, by third parties) for such purposes as are considered necessary or desirable in the context of your employment and, where necessary, including the transfer of such information to third parties, whether or not in other jurisdictions. You agree that, in processing personal data, you will at all times adhere to the Company's privacy and data protection policies and other relevant policies, rules, and guidelines. You acknowledge that the Company is the owner of the electronic communications facilities provided for your use as an employee, and as such the Company has the prerogative to regulate the use of said electronic communications facilities. You agree that, at any time, the Company may monitor and inspect such electronic communications facilities and systems, such as but not limited to computers, telephones, and internet facilities, and/or copy data therefrom, including but not limited to electronic mails, telephone calls and other computer and facsimile data transmissions from you, other employees and others to whom it has given system access for one or more of the purposes set out by the Company or any equivalent policy from time to time in force.

This Agreement is made in duplicate, each copy text of the same tenor, and each party shall retain one copy. Both parties acknowledge that they have thoroughly read and understood the terms and conditions of this Agreement.

FOR THE COMPANY	BY THE EMPLOYEE

/s/ Pamela Aw-young	/s/ Kriangkrai Chaimongkol
(Ms. Pamela Aw-Young)	(Mr. Kriangkrai Chaimongkol)
Chief Operating Officer	Employee

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APPENDIX - Job Descriptions

Thoughtful Media Thailand Managing Director shall lead the development and implementation of the company's digital advertising strategy to drive maximum growth, revenue, and profit. You will be responsible for leading the company's digital advertising efforts, including developing and executing digital marketing campaigns and programs, driving revenues in all aspects of digital marketing including premium, MCN and sports marketing businesses; overseeing the selection and management of external digital advertising partners and vendors, and creating and managing analytics, reporting, and optimization processes.

Responsibilities:

•	Report to Society Pass Inc CEO and Thoughtful Media Inc Board of Directors.
•	Lead the development and implementation of the company's digital advertising strategy.
•	Drive revenues, onboard influencers onto company platform, develop long term relationships with international and local advertisers.
•	Monitor and analyse key metrics to ensure optimal return on investment and optimize campaigns.
•	Track and report on key performance indicators including impressions, click-throughs, conversions and

ROI.

•	Develop and execute marketing campaigns and programs across various digital media channels.
•	Manage analytics, reporting, and optimization of digital advertising programs.
•	Manage the team leads in each of company's business lines.
•	Collaborate with internal teams to ensure successful execution of campaigns.
•	Work with finance staff and Thailand Country GM to meet budget goals.
•	Manage the budget and resources allocated for digital advertising programs.
•	Hire, recruit, mentor, train and develop high performance teams to achieve business strategies.
•	Manage the selection, negotiation and contracting of external digital advertising partners and vendors.
•	Stay abreast of industry trends and evaluate emerging technologies.
•	Monitor changes in the competitive landscape and recommend new strategies.
•	Act as the main contact point for all digital advertising initiatives.

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